Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 No. 333-235536) of Clovis Oncology, Inc., and

(2) Registration Statements (Form S-8 Nos. 333-234600, 333-219046, 333-211948, 333-178283, 333-182278, 333-190565, 333-198022, 333-206193, and 333-226523) pertaining to the 2009 Equity Incentive Plan, 2011 Stock Incentive Plan and 2011 Employee Stock Purchase Plan of Clovis Oncology, Inc.;

of our reports dated February 26, 2020, with respect to the consolidated financial statements of Clovis Oncology, Inc., and the effectiveness of internal control over financial reporting of Clovis Oncology, Inc., included in this Annual Report (Form 10-K) of Clovis Oncology, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Denver, Colorado

February 26, 2020